As filed with the Securities and Exchange Commission on January 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIANLUO SMART LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 2108, 21st Floor, China Construction Building, No. 20 Shijingshan Road, Beijing, 100040 People’s Republic of China +86 (10) 8860-9850	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address of Principal Executive Offices) (ZIP Code)	(Name, address and telephone number, including area code, of agent for service)

Lianluo Smart Limited (formerly known as Dehaier Medical Systems Limited)

2014 Share Incentive Plan (2018 Tranche)

(Full titles of the plans)

with a copy to:

Jeffrey Li, Esq.

Chelsea Anderson, Esq.

Garvey Schubert Barer

2nd Floor, 1000 Potomac Street, NW

Washington, DC 20007

Telephone: 1(202) 298-1735

Facsimile: 1(202) 965-1729

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☑	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee
Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common shares, par value $0.002731 per share	1,150,391	$1.755	$2,018,936	$251.36

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with the 2014 Share Incentive Plan (the “2014 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)   The 1,150,391 shares registered hereby represent common shares issuable pursuant to the 2014 Plan, either directly or upon exercise of options issued under the 2014 Plan. The 1,150,391 shares available under the 2014 Plan have not been granted. The 2014 Plan provides that the maximum number of shares of company stock that may be granted pursuant to the 2014 Plan shall not exceed ten percent of the number of issued and outstanding shares of company stock as of December 31 of the immediately preceding fiscal year, and 1,150,391 shares represents the number of shares available for grant based upon the total outstanding shares as of December 31, 2017. Thus, an additional number of common shares may automatically be added annually to the common shares authorized for issuance under the 2014 Plan on or after January 1 of each calendar year, from January 1, 2015 through January 1, 2024. The aggregate offering price and fee associated with the 1,150,391 shares registered hereby were calculated in accordance with Rule 457(h) and 457(c) based on the average of the high and low prices reported for the Registrant’s common shares on the NASDAQ Capital Market on January 10, 2018, a date within five business days of the filing date.

EXPLANATORY NOTE

Lianluo Smart Limited (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register its common shares, par value $0.002731 per share, issuable pursuant to the 2014 Plan. The Registrant’s stockholders approved the 2014 Plan on July 28, 2014. As described in the 2014 Plan, the maximum number of shares of Company Stock that may be granted pursuant to the 2014 Plan shall not exceed ten percent of the number of issued and outstanding shares of Company Stock as of December 31 of the immediately preceding fiscal year. Based upon the total outstanding shares of the Registrant as of December 31, 2017, the Registrant registers 1,150,391 shares available for grant under the 2014 Plan in this registration statement.

This Registration Statement is being filed in order to register the Registrant’s common shares that may be offered or sold to participants under the 2014 Plan, either directly or upon exercise of options issued under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge upon written request to: Secretary, Lianluo Smart Limited, Room 2108, 21st Floor, China Construction Building, No. 20 Shijingshan Road, Beijing, 100040

People’s Republic of China +86 (10) 8860-9850.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which de-registers all securities then remaining unsold.

The following documents previously filed by the Company with the Commission are incorporated in this registration statement by reference and shall be deemed a part hereof:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on April 28, 2017;

(2) The Registrant’s current reports on Form 6-K, filed with the SEC on January 9, 2017, May 4, 2017, May 8, 2017, June 12, 2017, June 14, 2017,  August 23, 2017, September 1, 2017, November 7, 2017 and November 21, 2017; and

(3) The description of the common shares, $0.002731 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the SEC November 12, 2009 (File Number 333-163041) and declared effective by the SEC on March 26, 2010, and any amendment or report filed with the SEC for purposes of updating such description.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting the Company at the following address:

Secretary, Lianluo Smart Limited

Room 2108, 21st Floor

China Construction Building

No. 20 Shijingshan Road, Beijing, 100040

People’s Republic of China

+86 (10) 8860-9850.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.	Undertakings.

(a) RULE 415 OFFERING.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Share Certificate(1)
5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands Counsel(2)
23.1	Consent of HHC, Independent Registered Public Accounting Firm (2)
23.2	Consent Conyers Dill & Pearman, British Virgin Islands Counsel (contained in Exhibit 5.1)(2)
24.1	Powers of Attorney (included in Part II of this Registration Statement)(2)
99.1	Lianluo Smart Limited (formerly known as Dehaier Medical Systems Ltd.) 2014 Share Incentive Plan(3)

(1)	Incorporated by reference to the Company’s registration statement on Form S-1, file No. 333-163041, filed on November 12, 2009, as amended.
(2)	Filed herewith.
(3)	Incorporated by reference to the Company’s registration statement on Form S-8, file No. 333-198940, filed on September 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused it to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, China on January 12, 2018.

LIANLUO SMART LIMITED

By:	/s/ Ping Chen
Name:	Ping Chen
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Ke Cai
Name:	Ke Cai
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ping Chen, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any and all related registration statements and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement on Form S-8.

SIGNATURE	TITLE	DATE
/s/ Zhitao He	Chairman and Director	January 12, 2018
Zhitao He

/s/ Ping Chen	Chief Executive Officer and Director	January 12, 2018
Ping Chen	(Principal Executive Officer)

/s/ Ke Cai	Chief Financial Officer	January 12, 2018
Ke Cai	(Principal Accounting and Financial Officer)

/s/ Richard Zhiqiang Chang	Director	January 12, 2018
Richard Zhiqiang Chang

/s/ Bin Pan	Director	January 12, 2018
Bin Pan

/s/ Mingwei Zhang	Director	January 12, 2018
Mingwei Zhang